Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 4500 Rockside Road #450, Independence OH 44131 330-836-2558

October 8, 2007

To the Board of Directors

Falcon Target, Inc.

We hereby consent to the incorporation of our opinion dated October 8, 2007, in the 10K SB of Falcon Target, Inc. Corp for the year ended June 30, 2007.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

Malcolm L Pollard

Vice-President